EXHIBIT 15


[KPMG LLP Letterhead]


Beckman Coulter, Inc.
Fullerton, California

Ladies and Gentlemen:

Re: Registration Statement on Form S-8 relating to the Beckman Coulter, Inc. Executive Deferred Compensation Plan, Executive Restoration Plan, and Deferred Directors' Fee Program

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 26, 2002, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Costa Mesa, California
July 26, 2002